NSAR ITEM 77O
VK Income Trust
10f-3 Transactions


Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase
    1          France Telecom    SSB       570,000       0.02         3/07/01



Underwriters for #1
Salomon Smith Barney
Goldman Sachs & Co.
Morgan Stanley Dean Witter & Co.
UBS Warburg